EXHIBIT 10.4
AMENDMENT
TO
EMPLOYMENT AGREEMENT
AND
CHANGE-IN-CONTROL EXECUTIVE SEVERANCE AGREEMENT
This Amendment (“Amendment”) to the Employment Agreement made and entered into as of May 5, 2005 (the “Employment Agreement”) and the Change-in-Control Executive Severance Agreement executed and effective on April 30, 2007 (the “Change-in-Control Agreement”), in both cases by and between Delta Petroleum Corporation (the “Company”) and Stanley F. Freedman (the “Executive”), is effective as of December 29, 2010 (the “Amendment Effective Date”), except as otherwise provided herein, by and between the Company and the Executive.
RECITALS
     A. WHEREAS, Company and Executive entered into the Employment Agreement and the Change-in-Control Agreement, which remain in force;
     B. WHEREAS Company and Executive wish to amend the Employment Agreement and the Change-in-Control Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and for other reasons;
     C. NOW, THEREFORE, Company and Executive, for good and valuable consideration which is hereby acknowledged, and the promises and covenants made herein, agree, effective as of the dates set forth below, as follows.
AGREEMENT
     Company and Executive agree as follows:
     1. Amendment to Sections 2(b) and 6(a)(1) of the Employment Agreement. Sections 2(b) and 6(a)(1) of the Employment Agreement are hereby amended by replacing the term “Section 6(d)” where such term appears in Sections 2(b) and 6(a)(1) by the term “Section 6(e).”
     2. Amendment to Section 2(b) of the Employment Agreement. Section 2(b) of the Employment Agreement is hereby amended by substituting the following sentence for the last sentence thereof:
“The Company shall pay Executive the earned Bonus amount within the earlier of: (i) thirty days (30) from the submission of the preliminary audit results for the end of the fiscal year; (ii) ninety days (90) days after the end of the Bonus Period; (iii) thirty (30) days after his Employment Period, as applicable; or, (iv) March 15 of the year following the end of the Bonus Period.”
     3. Amendment to Section 6(b)(1) of the Employment Agreement. Section 6(b)(1) of the Employment Agreement is hereby amended by substituting the following sentence for the last sentence thereof:

“The Company shall make the Additional Payment to Executive in a cash lump sum on the sixtieth (60th) day following the Termination Date.”
     4. Amendment to Section 6(d) of the Employment Agreement. Section 6(d) of the Employment Agreement is hereby amended in its entirety as follows:
“Release Agreement. Notwithstanding any provision of this Agreement to the contrary, in order to receive the severance benefits payable under either Section 6(b) or Section 8 of this Agreement, or under Section 3 of the Change-in-Control Executive Severance Agreement executed and effective on April 30, 2007 between Company and Executive (as such may be amended from time to time) (the ‘Change-in-Control Agreement’), as applicable, Executive (or his beneficiary or estate) must first execute and deliver to the Company an appropriate release agreement (on a form provided by the Company) whereby the Executive agrees to release and waive, in return for such severance benefits, any claims that he may have against the Company including, without limitation, for unlawful discrimination (e.g., Title VII of the Civil Rights Act) (the ‘Release’) and any revocation period therefor shall have lapsed; provided, however, that the Release shall not release any claim or cause of action by or on behalf of the Executive for (a) any payment or benefit that may be due or payable under this Agreement or any employee benefit plan prior to the receipt thereof, (b) any willful failure by the Company to cooperate with Executive in exercising his vested stock options or other equity incentives in accordance with their terms, (c) non-payment of salary or benefits to which he is entitled from the Company as of the Termination Date, or (d) a breach of this Agreement by the Company; provided further, that in the event that the Executive (or his beneficiary or estate) does not deliver the executed Release to the Company, or the revocation period applicable to the Release has not lapsed, on or prior to the twenty-eighth (28th) (or such longer period as may be required by applicable law, but not to exceed fifty-two (52) days) following Executive’s termination, any payments or benefits scheduled to be paid under Section 6(b) or Section 8 of this Agreement, or under Section 3 of the Change-in-Control Agreement shall be forfeited.”
     5. Amendment to Section 6(e)(9) of the Employment Agreement. Section 6(e)(9) of the Employment Agreement is hereby amended by substituting the following sentence for the last sentence thereof:
“Notwithstanding the foregoing definition of Good Reason, the Executive cannot terminate his employment hereunder for Good Reason unless he (i) first notifies the Board or Compensation Committee in writing of the event (or events) which the Executive believes constitutes a Good Reason event under subparagraphs (A), (B) or (C) (above) within 90 days from the date of such event, (ii) provides the Company with at least 30 calendar days to cure, correct or mitigate the Good Reason event so that it either (1) does not constitute a Good Reason event hereunder or (2) Executive agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a Good Reason event, (iii) notifies the Company of his intent to terminate his employment for Good Reason within 30 days after the end of such 30 calendar day period and, (iv) terminates employment within 30 days of such notice.”

     6. Amendment to Section 8 of the Employment Agreement. Section 8 of the Employment Agreement is hereby amended in its entirety:
“Severance Benefits Following Nonrenewal of Agreement. In the event that (a) this Agreement is not renewed by the Company (pursuant to Section 4) for any reason other than a No Severance Benefits Event (as defined in Section 6(e)10) and (b) the employment of Executive is subsequently terminated by the Company for any reason other than a No Severance Benefits Event or due to his Disability within two (2) years following the expiration of the Term of Employment hereunder due to nonrenewal by the Company, then Executive shall be entitled to severance benefits (hereafter, the ‘Nonrenewal Severance Benefits’) provided that, he first enters into a release agreement pursuant to Section 6(d). The Nonrenewal Severance Benefits shall be computed and paid in the same manner as severance benefits are computed and paid under Section 6(b)(1); provided, however, that the Additional Payment under Section 6(b)(1) shall be reduced by the number of months that have elapsed between the last day of the Term of Employment due to nonrenewal and the Executive’s actual termination of employment date. For example, if the Executive’s employment is terminated (other than due to a No Severance Benefits Event or his Disability) nine months after the end of the Term of Employment due to the Company’s nonrenewal, he shall be entitled to an Additional Payment pursuant to Section 6(b)(1) that is computed based on 15 months (24 – 9 = 15) instead of 24 months. In the event of a termination of employment as described in this Section 8, Executive shall still be entitled to the benefits under Section 6(b)(2) for discounted COBRA coverage. Notwithstanding the foregoing, this Section 8 shall be null and void if there is a Severance Payment Event as defined in the Change-in-Control Agreement.”
     7. New Section 39 of the Employment Agreement. The Employment Agreement is hereby amended by appending the following new Section 39:
“Section 409A. This Agreement is intended to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder (‘Section 409A’) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply.
“If Executive is a ‘specified employee’ within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, as defined below, Executive shall not be entitled to any severance payment or benefit pursuant to Section 6(b) or Section 8 that is subject to the provisions of Section 409A(a)2(B)(i) of the Code (a ‘Specified Employee Payment’) until the date which is six (6) months after Executive’s Separation from Service; provided, however, that in the event that the provisions of Section XI of Notice 2010-6 permitting the Agreement to be treated as having been amended as of January 1, 2009 do not apply to Executive, Executive shall not be entitled to any Specified Employee Payment until the later of (i) eighteen (18) months following the Amendment Effective Date and (ii) the date which is six (6) months after Executive’s Separation from Service and provided further that, notwithstanding the foregoing, payment of any Specified Employee Payment shall be made within 30 days of Executive’s death, should he die within the applicable eighteen or six month period. The provisions of this Section 39 shall only apply if, and to the extent, required to avoid the imposition of tax, penalty or interest pursuant to Section 409A. Any payment that is delayed pursuant to this paragraph shall be paid on the day following the lapse of the applicable six or eighteen month period.
“For purposes of this Agreement, whenever and to the extent that it would be necessary to comply with the requirements of Section 409A, the Executive’s employment will be treated as terminating when and only when Executive experiences a Separation from Service. For purposes of this Agreement, the term ‘Separation from Service’ means when Executive dies, retires or otherwise has a termination of employment from the Company that constitutes a ‘separation of service’ within the meaning of Treasury Regulation Section 1.409A-1(h)(1).
“If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A , the Company in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation Section 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation Section 1.409A-3(j)(vii).
“No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A of the Code. Each payment of benefits pursuant to Section 6(b) or Section 8 shall be a separate payment to the maximum extent permitted by Section 409A.
The portion of any payment under this Agreement that would constitute a ‘short-term deferral’ within the meaning of Treasury Regulation Section 1.409A-1(b)(4),would meet the requirements for separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii), or would otherwise be exempt from Section 409A shall be treated as a separately identified and determinable amount for purposes of Section 409A.
In the event that the Company becomes subject to the sanctions imposed pursuant to § 2716 of the Public Health Service Act by reason of this Agreement, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such sanctions being imposed.”

     8. Amendment to Section 3(b) of the Change-in-Control Agreement. Section 3(b) of the Change-in-Control Agreement is hereby amended in its entirety as:
“The Company shall make the Severance Payment to Executive in a cash lump sum on the sixtieth (60th) day following the Severance Payment Event.”
     9. Amendment to Section 3(c) of the Change-in-Control Agreement. Section 3(c) of the Change-in-Control Agreement is hereby amended in its entirety as:
“With respect to any Welfare Benefits provided to the Executive other than health insurance, the Company shall pay to Executive in a cash lump sum on the sixtieth (60th) day following the Severance Payment Event an amount equal to 36 times the excess of (i) the monthly premium payable immediately prior to the Severance Payment Event for such Welfare Benefits substantially similar to those which Executive (and Executive’s dependents) were receiving at such time, over (ii) the aggregate monthly premiums(s) charged to the Executive for such coverage at such time.
“The Company shall provide or arrange to provide the Executive, at the Company’s sole cost for the Benefit Continuation Period, health insurance benefits that are substantially the same as the health insurance benefits provided to the Executive (and the Executive’s spouse, dependents and beneficiaries) immediately before the Severance Payment Event, except that the health insurance benefits to which the Executive is entitled under this subsection (c) will be subject to the Executive’s compliance with the restrictions set out in Sections 4 through 13, and will be reduced to the extent that comparable health insurance benefits are received by the Executive from an employer other than the Company or any Subsidiary during the Benefit Continuation Period.
“The fact that the cost of the participation by the Executive, or the Executive’s spouse, dependents or beneficiaries, in any Welfare Benefit Plan was paid indirectly by the Company, as a reimbursement or a credit to the Executive, before the Severance Payment Event does not mean that the corresponding Welfare Benefits were not “provided to the Executive” by the Company for the purpose of this subsection (c). Notwithstanding the foregoing, this subsection (c) shall not apply if the Severance Payment Event is attributable to the death of Executive; in such event, the Designated Beneficiary, spouse and dependents of Executive shall be entitled to whatever rights and benefits they have under the Plan(s) at the time of death and nothing herein shall be construed to limit such rights and benefits.
“Any determination required under this subsection (c) with respect to any affected Welfare Benefit Plan shall be made in good faith by the Compensation Committee.”
     10. Amendment to Section 3(d) of the Change-in-Control Agreement. Section 3(d) of the Change-in-Control Agreement is hereby amended by substituting the following sentence for the second sentence thereof:
“In addition to Stock Awards, any compensation due under a performance-based, long-term incentive plan of the Company or a Subsidiary will automatically accelerate and become nonforfeitable upon the Severance Payment Event, as though all requisite time had passed to fully vest such compensation and all requisite performance goals attributable thereto have been fully attained or satisfied, and any such compensation shall be paid to Executive in a cash lump sum on the sixtieth (60th) day following the Severance Payment Event.”
     11. Amendment to Section 3(d) of the Change-in-Control Agreement. Section 3(d) of the Change-in-Control Agreement is hereby amended by substituting the following paragraph for the third paragraph thereof:
“Notwithstanding any provision of this Agreement to the contrary, in order to receive the severance benefits payable under Section 3 following a Severance Payment Event, Executive (or his beneficiary or estate) must first execute and deliver to the Company an appropriate release agreement (on a form provided by the Company) whereby the Executive agrees to release and waive, in return for such severance benefits, any claims that he may have against the Company including, without limitation, for unlawful discrimination (e.g., Title VII of the Civil Rights Act) (the ‘Release’) and any revocation period therefor shall have lapsed; provided, however, that the Release shall not release any claim or cause of action by or on behalf of the Executive for (a) any payment or benefit that may be due or payable under this Agreement or any employee benefit plan prior to the receipt thereof, (b) any willful failure by the Company to cooperate with Executive in exercising his vested stock options or other equity incentives in accordance with their terms, (c) non-payment of salary or benefits to which he is entitled from the Company as of the Severance Payment Date, or (d) a breach of this Agreement by the Company; provided further, that in the event that the Executive (or his beneficiary or estate) does not deliver the executed Release to the Company, or the revocation period applicable to the Release has not lapsed, on or prior to the twenty-eighth (28th) (or such longer period as may be required by applicable law, but not to exceed fifty-two (52) days) following the Severance Payment Event, any payments or benefits scheduled to be paid under Section 3 on or prior to the day that that the Executive delivers the executed Release to the Company (or, if later, the day that any revocation period applicable to the Release lapses) shall be forfeited; and, provided further, that in the event that that the Executive (or his beneficiary or estate) does deliver the executed Release to the Company and the revocation period applicable to the Release has lapsed on or prior to the twenty-eighth (28th) (or such longer period as may be required by applicable law, but not to exceed fifty-two (52) days) following the Severance Payment Event, any payment or benefits due Executive under Section 3(c) that were not paid (or made available) during such sixty (60) day period pursuant to the first clause of this sentence shall be paid (or made available) to Executive on the sixtieth (60th) day following the Severance Payment Event.”
     12. Amendment to Section 14(b) of the Change-in-Control Agreement. Section 14(b) of the Change-in-Control Agreement is hereby amended by deleting the fourth sentence thereof.
     13. Amendment to Section 14(c) of the Change-in-Control Agreement. Section 14(c) of the Change-in-Control Agreement is hereby amended by substituting the following sentence for the penultimate sentence thereof:

“Any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.”
     14. Amendment to Section 14(d) of the Change-in-Control Agreement. Section 14(d) of the Change-in-Control Agreement is hereby amended by is hereby amended by substituting the following four paragraphs for the first four paragraphs thereof:
“If the Executive becomes entitled to receive any refund with respect to any Excise Tax, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) and the amount of any Gross-up Payment or Underpayment received with respect to such Excise Tax.
“Any payment to the Executive under this Section 14 shall be limited to the amount, determined by the Accounting Firm pursuant to Section 14(b), that reimburses the Executive for (i) the amount of Federal, state, local, or foreign taxes imposed upon the Executive pursuant to Section 4999 of the Code or similar provision of state, local, or foreign law as a result of a Payment and (ii) the amount of additional Federal, state, local, or foreign income or similar taxes imposed upon the Executive due to the Company’s reimbursement of the taxes described in (i), and (iii) any additional tax on tax, penalties, or interest so as to effect the intent of Section 14(a).
“Executive agrees to reasonably cooperate with the Company to minimize the amount of the excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by Executive that are “contingent on a change,” as described in Section 280G(b)(2)(A) of the Code, are reasonable compensation for personal services actually rendered by Executive before the date of such change or to be rendered by Executive on or after the date of such change. Notwithstanding the foregoing, Executive shall not be required to take any action which his attorney or tax advisor advises him in writing (i) is improper or (ii) exposes Executive to personal liability. Executive may require the Company to deliver to Executive an indemnification agreement, in form and substance reasonably satisfactory to him, as a condition to taking any action required by this paragraph.
“The Company shall make any Gross-Up Payment or Underpayment required to be made under this Section 14 in a cash lump sum within ten (10) Business Days of presentation to the Company by the Executive of proof reasonably satisfactory to the Company that the taxes related to such Gross-up Payment or Underpayment have been remitted by the Executive to the appropriate taxing authority, but in no case shall any payment of a Gross-up Payment or Underpayment be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes. Any Gross-Up Payment or Underpayment that is not paid within 10 Business Days of receipt by the Company of Executive’s written demand therefor shall thereafter be deemed delinquent, and the Company shall pay to Executive immediately upon demand interest at the rate of 10% per annum from the date such Payment becomes delinquent to the date of payment of such delinquent sum with interest. Any expense borne by the Company, to the extent such expense is treated as a reimbursement of an expense related to a tax audit or litigation addressing the existence or amount of a tax liability described in this Section 14, shall be paid no later than he end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. Amounts subject to reimbursement under this Section 14 during a taxable year of the Executive shall not affect the amounts subject to reimbursement in a any other taxable year of the Executive. The right to reimbursement under this Section 14 shall not be subject to liquidation or exchange for another benefit.”
     15. Amendment to Section 14(e)(ii) of the Change-in-Control Agreement. Section 14(e)(ii) of the Change-in-Control Agreement is hereby amended in its entirety as follows:
“This Agreement is intended to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder (‘Section 409A’) and shall be construed and interpreted accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply.
“For purposes of this Agreement, whenever and to the extent that it would be necessary to comply with the requirements of Section 409A, the Executive’s employment will be treated as terminating when and only when Executive experiences a Separation from Service. For purposes of this Agreement, the term ‘Separation from Service’ means when Executive dies, retires or otherwise has a termination of employment from the Company that constitutes a ‘separation of service’ within the meaning of Treasury Regulation Section 1.409A-1(h)(1).
“If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A , the Company in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation Section 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation Section 1.409A-3(j)(vii).
“No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A of the Code.

“Each payment of benefits pursuant to Sections 3 or 14 shall be a separate payment to the maximum extent permitted by Section 409A. The portion of any payment under this Agreement that would constitute a ‘short-term deferral’ within the meaning of Treasury Regulation Section 1.409A-1(b)(4),would meet the requirements for separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii), or would otherwise be exempt from Section 409A shall be treated as a separately identified and determinable amount for purposes of Section 409A.
“Payments pursuant to Section 14 are intended to be payments made at a specified date or fixed schedule pursuant to Treasury Regulation Section 1.409A-3(i)(1)(iv) or (v), and shall be construed and interpreted accordingly.
“In the event that the Company becomes subject to the sanctions imposed pursuant to § 2716 of the Public Health Service Act by reason of this Agreement, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such sanctions being imposed.”
     16. Amendment to the Definition of “Change-in-Control” in Appendix A of the Change-in-Control Agreement. The definition of “Change-in-Control” in Appendix A of the Change-in-Control Agreement is amended by adding the following language to the end thereof.
“Notwithstanding anything to the contrary in this Agreement, no event shall constitute a Change-in-Control unless such event constitutes a change in control event pursuant to Treas. Reg. Section 1.409A-3(i)(5).”
     17. Amendment to the Definition of “Good Reason” in Appendix A of the Change-in-Control Agreement. The definition of “Good Reason” in Appendix A of the Change-in-Control Agreement is hereby amended by substituting the following paragraph for the last paragraph thereof :
“Notwithstanding the foregoing definition of ‘Good Reason’, the Executive cannot terminate his employment hereunder for Good Reason unless he (i) first notifies the Board or Compensation Committee in writing of the event (or events) which the Executive believes constitutes a Good Reason event under subparagraphs (i), (ii), (iii), (iv), (v), (vi), or (vii) (above) within 90 days from the date of such event (or, if later, the date of a Change-in-Control), (ii) provides the Company with at least 30 calendar days to cure, correct or mitigate the Good Reason event so that it either (1) does not constitute a Good Reason event hereunder or (2) Executive agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a Good Reason event, (iii) notifies the Company of his intent to terminate his employment for Good Reason within 30 days after the end of such 30 calendar day period to cure, correct or mitigate, and (iv) terminates his employment within 30 days of such notice.”

     18. Amendment to the Definition of “Severance Payment” in Appendix A of the Change-in-Control Agreement. The definition of “Severance Pay Event” in Appendix A of the Change-in-Control Agreement is replaced in its entirety by the following:
“‘Severance Payment’ means an amount equal to
     (i) three (3) times the sum of:
(A) the Executive’s highest Base Salary in effect at any time within 12 months before the Change-in-Control; plus
(B) the highest amount of the annual automobile allowance payable to the Executive within 12 months before the Change-in-Control; plus
(C) an amount equal to the annual average of the annual bonuses (includes any incentive cash compensation) paid or payable to the Executive by the Company and any Subsidiary for the three fiscal years of the Company immediately preceding the fiscal year in which the Change-in-Control occurs, but not less than the greater of (a) Executive’s highest annual target bonus during any of these three preceding fiscal years or (b) the Executive’s targeted bonus for the fiscal year in which the Change-in-Control occurs;
(ii) less, but not below zero, the amount of any Additional Payment made pursuant to the Employment Agreement.
“Notwithstanding the foregoing provisions of this definition, in the event that the Severance Payment Event is attributable to termination of Executive’s employment due to his death or Disability, the term ‘three (3) times’ shall be replaced by ‘two (2) times” in the first line of this definition.”
“For clause (i)(C) of this definition: (a) the calculation of the average of the annual bonuses of the Executive shall include a fiscal year during which the Executive was employed by the Company and a participant in a bonus or incentive cash compensation Plan even if the Executive did not earn any bonus or incentive cash compensation for that fiscal year; (b) the bonus or incentive cash compensation paid or payable to the Executive for only part of a fiscal year of the Company shall be annualized (on the same basis as the one on which the bonus or compensation was prorated) for that fiscal year to calculate the average; and (c) the ‘targeted bonus’ for the fiscal year of the Company in which the Change-in-Control occurs shall be the amount identified as ‘target’ by the Board (or the committee thereof that administers the bonus or incentive cash compensation Plan) for the Executive as a percentage of base salary, and not the maximum or any similar “stretch” goal that may be achieved under such Plan.”
     19. Amendment to the Definition of “Severance Pay Event” in Appendix A of the Change-in-Control Agreement. The definition of “Severance Pay Event” in Appendix A of the Change-in-Control Agreement is hereby amended by substituting the following sentence for the first sentence thereof:

“‘Severance Payment Event’ means (i) the termination of the Executive’s employment with the Company and all Affiliates, for any reason other than (a) voluntarily by the Executive without Good Reason or (b) involuntarily by the Company for Cause, which termination occurs at any time between the date of a Change-in-Control and the twenty-fourth (24th) month immediately following the month in which the Change-in-Control occurred or (ii) a Change-in-Control that occurs within six months of the termination of the Executive’s employment with the Company and all Affiliates, for any reason other than (a) voluntarily by the Executive without Good Reason or (b) involuntarily by the Company for Cause.”
     20. Miscellaneous.
          a. The terms and provisions of the Employment Agreement and the Change-in-Control Agreement shall remain in full force and effect except as specifically modified by this Amendment.
          b. This Amendment may be executed and delivered by facsimile in any number of counterparts and by the parties hereto, each of which when so executed shall be deemed to be original and all of which, when taken together, shall constitute one and the same agreement.
          c. The Employment Agreement, the Change-in-Control Agreement, and this Amendment set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.
     The parties hereby execute this Amendment effective as of the date set forth above.

Place:	Denver, CO	Place:	Denver, CO
Date:	December 29, 2010	Date:	December 29, 2010
DELTA PETROLEUM CORP.

/s/	Kevin Nanke	/s/ Stanley F. Freedman Stanley F. Freedman

By:	Kevin Nanke

Its	CFO

11